  Exhibit 99.1
Zoom® Telephonics Reports Significant Sales Growth For Q3 2016

Boston, MA, November 1, 2016 - Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communications products, today reported financial results for the third quarter and nine months ended September 30, 2016.

Zoom reported net sales of $5.99 million for the third quarter ended September 30, 2016 (“Q3 2016”), up 77.9% from $3.37 million for the quarter ended September 30, 2015 (“Q3 2015”) and up 50.6% from $3.98 million for the quarter ended June 30, 2016 (“Q2 2016”). The sequential rise in sales from Q2 2016 to Q3 2016 was primarily due to increased sales for three Motorola brand products introduced by Zoom's MTRLC LLC subsidiary in Q1 2016.

Gross profit was $1.93 million or 32.1% of net sales in Q3 2016, versus $1.10 million or 32.7% of net sales in Q3 2015, and $1.20 million or 30.2% of net sales in Q2 2015. The significant sequential increase in gross profit was due to increased sales of Motorola brand cable modems.

Operating expenses were $2.18 million or 36.4% of net sales in Q3 2016 compared to $1.08 million or 32.0% of net sales in Q3 2015 and $2.17 million or 54.5% of net sales in Q2 2016. Q3 2016 operating expenses increased over Q3 2015 operating expenses primarily due to Motorola brand royalty payments which began in 2016, increases in marketing and advertising costs to support Motorola brand products, and increases in personnel related primarily to Motorola brand cable modems. Q3 2016 operating expenses were almost identical to Q2 2016 operating expenses, as advertising, commission, and sales-related freight costs rose while engineering certification costs fell.

Zoom reported a net loss of $244 thousand or $0.02 per share for Q3 2016, compared to a net loss of $8 thousand or $0.00 per share for Q3 2015 and a net loss of $972 thousand or $0.07 per share for Q2 2016.

Zoom's cash balance on September 30, 2016 was $175 thousand. Subsequent to the close of the quarter, Zoom raised gross proceeds of approximately $1.6 million in a private placement. As of September 30, 2016, Zoom had $2.14 million outstanding in bank debt on a line of credit that was recently increased to a maximum of $3.0 million. Zoom had working capital of $2.9 million and a current ratio of 1.6 on September 30, 2016.

             “In Q3 2016 we continued a significant ramp in sales due to our Motorola brand cable modems,” said Frank Manning, Zoom's President and CEO. “We expanded our shelf space in major retailers during Q3 2016, and shipped our fifth major Motorola brand cable modem by the end of Q3 2016. We also continued to grow our Amazon sales. During the quarter an independent lab's test confirmed the superior WiFi performance of our MG7550 16x4 AC1900 cable gateway when compared to AC1900 cable gateways from Arris and Netgear. In August 2016 we announced a major expansion of our Motorola brand license so that our trademark rights now include worldwide rights for cable modems and gateways plus WiFi routers, range extenders, access points, and other WiFi products. We are making good progress in development of new cable modems, a WiFi router, a range extender, and a line of cellular data products.”

Zoom has scheduled a conference call for Tuesday, November 1 at 5:00 p.m. Eastern Time. You may access the conference call by dialing (877) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 4049989. A slide presentation will accompany managementís remarks and may be accessed five minutes before the conference call at www.zoomtel.com/s3. Shortly after the conference call a recording of the call will be available on Zoom's website at www.zoomtel.com/r3.

For additional information, please contact Investor Relations at Zoom Telephonics Inc., 99 High Street, Boston, MA 02110, telephone (617) 753-0897, email investor@zoomtel.com; or visit Zoomís website at www.zoomtel.com/investor.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Motorola, Zoom, and Hayes® brands. For more information about Zoom and its products, please see www.zoomtel.com

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom's plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom's products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom's production and shipping; Zoom's reliance on several key outsourcing partners; uncertainty of key customersí plans and orders; risks relating to product certifications; Zoom's dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom's filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom's expectations or any change in events, conditions or circumstance on which any such statement is based.

Condensed Consolidated Balance Sheets
        In thousands
       (Unaudited)
	September 30, 2016	December 31, 2015

ASSETS

Current assets:

Cash	$175	$1,847
Accounts receivable, net	2,872	1,079
Inventories, net	4,229	2,785
Prepaid expenses and other	574	381

Total current assets	7,850	6,092

Property and equipment, net	174	205

Other assets	542	573

Total assets	$8,566	$6,870

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$2,142	$––
Accounts payable	1,852	1,423
Accrued expenses	948	293

Total current liabilities	4,942	1,716

Total liabilities	4,942	1,716

Stockholders’ equity:

Common stock and additional paid-in capital	38,514	38,100

Retained earnings (accumulated deficit)	(34,890)	(32,946)

Total stockholders’ equity	3,624	5,154

Total liabilities and stockholders’ equity	$8,566	$6,870

Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/16	9/30/15	9/30/16	9/30/15

Net sales	$5,990	$3,368	$12,688	$9,019
Cost of goods sold	4,065	2,268	8,728	6,110

Gross profit	1,925	1,100	3,960	2,909

Operating expenses:
Selling	1,474	418	3,520	1,211
General and administrative	354	307	1,236	810
Research and development	353	354	1,155	918
Total operating expenses	2,181	1,079	5,911	2,939

Operating profit (loss)	(256)	21	(1,951)	(30)

Other income (expense), net	14	(27)	10	(73)

Income (loss) before income taxes	(242)	(6)	(1,941)	(103)

Income tax expense (benefit)	2	2	3	6

Net income (loss)	$(244)	$(8)	$(1,944)	$(109)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.02)	$0.00	$(0.14)	$(0.01)
Diluted Earnings (loss) per share	$(0.02)	$0.00	$(0.14)	$(0.01)

Weighted average number of shares outstanding:

Basic	13,877	8,519	13,723	8,167
Diluted	13,877	8,519	13,723	8,167